PELLETCO Corporation
A Palmer Affiliate

13 Elm Street        605 Willowglen Rd.   920 E. Deerpath      60 E. 88th Street
Cohasset, MA         Santa Barbara, CA    Lake Forest, IL      New York, NY
02025-1828           93105                60045                10128
Tel: 781/383-3200    Tel: 805/587-2315    Tel: 347/234-0832    Tel: 212/876-6060
Fax: 781/383-3205    Fax: 805/587-2795    Fax: 347/234-3397    Fax: 212/289-3490

November 20, 1997


Covol Technologies, Inc.                           By Facsimile to: 801-768-4483
3820 North Frontage Road
Lehi, Utah  84043

Attn:    Brent M. Cook, Chief Executive Officer

Gentlemen:

Pelletco Corporation ("Pelletco") entered into a License Agreement dated as of August 5, 1997 (the "License Agreement") with Covol Technologies, Inc. ("Covol"). Under the definition of "Project" in Section 1 of the License Agreement, a facility located at one of the first five (5) sites listed on Exhibit A thereto is included in such definition of "Projects" for the purposes of the License Agreement and the License Agreement applies to such site only if two conditions are satisfied. Those two conditions are as follows: (i) Pelletco has given Covol written notice of its intention to have the License Agreement apply to such facility, and (ii) such notice, if given, is given within 120 days of the execution and delivery of the License Agreement. This 120-day period will expire on or about December 3, 1997.

Pelletco respectfully requests Covol to extend this period in the foregoing provision by an additional 60 days so that Pelletco would be entitled to give such notice for the purposes of this provision at any time prior to February 5, 1998. The granting of such extension by this letter will constitute an amendment of the License Agreement but only to the extent of such extension. Please indicate your consent and agreement to such extension by signing in the space provided below.

                                               Very truly yours,

                                               PELLETCO CORPORATION

                                               By: /s/ Donald R. Logan
                                                  ------------------------------
                         Donald R. Logan, Vice President

AGREED AND ACCEPTED
ON NOVEMBER 24, 1997

COVOL TECHNOLOGIES, INC.

By: /s/ Alan D. Ayers
   --------------------
Name/Title:
   Alan D. Ayers
   Chief Operating Officer

                                LICENSE AGREEMENT

         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement'), is made and entered into as of August 5, 1997 by and between Pelletco Corporation, a Massachusetts corporation (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").

         WHEREAS Licensor has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions, pellets and briquettes from waste coal dust, coal fines and other coal derivatives, and that Licensor has sufficient rights to such proprietary process pursuant to which Licensor is entitled to license the coal extruding and Briquetting technology to Licensee;

         WHEREAS Licensee intends to develop a facility to produce synthetic coal fuel extrusions, pellets and/or briquettes or substantially similar products from waste coal dust, coal fines and other coal derivatives at one or more of the locations set forth on Exhibit A attached hereto and made a part hereof (individually, a "Project" and collectively, the "Projects"); and

         WHEREAS Licensee wishes to obtain and Licensor wishes to grant to Licensee a license for the Coal Briquetting Technology (as defined below) in connection with each Project on the terms and conditions set forth in this Agreement, and Licensee wishes to obtain and Licensor wishes to sell to Licensee the Proprietary Binder Material (as defined below) manufactured by Licensor for use in the operation of each Project.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

Section 1. Definitions.

         "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764 and
5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions, pellets and briquettes from waste coal dust, coal fines and other similar coal derivatives, including all such information in existence as of the date of this Agreement as well as related information later developed by Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Licensor to produce synthetic coke extrusions and briquettes from coke breeze, iron revert materials, or any technology for other than the processing and production of synthetic coal fuel extrusions, pellets and briquettes. Nothing in this
Agreement is intended to grant to Licensee the right to apply the Coal Briquetting Technology to produce anything other than synthetic coal fuel extrusions, pellets and briquettes intended to qualify for tax credits under Section 29(c)(1)(C) of the 1986 Internal Revenue Code. This definition is intended to cover only information and documents which are proprietary and confidential to Licensor and otherwise covered by Section 7.3(i) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Developed Technology" means any inventions, "Improvement," or new technology that Licensor may conceive, make or invent in connection with Licensor's disclosure to Licensee of the Coal Briquetting Technology, or Licensee's efforts to market products manufactured using the Coal Briquetting Technology under this Agreement or which are conceived by Licensor as a consequence of opportunity or knowledge afforded to Licensee by this Agreement. "Developed Technology" also means any inventions, "Improvement, " or new technology directly related to the Coal Briquetting Technology that Licensor may conceive, make or invent relating to the Coal Briquetting Technology during the Term of this Agreement. "Improvement" means an alteration or addition to an invention or discovery which (i) directly relates to the Coal Briquetting Technology, (ii) is conceived, made or invented by Licensor and (iii) enhances, to some extent, performance or economics without changing or destroying a product's, device's, or method's basic identity and essential character. An Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable.

         "Earned License Fee" has the meaning set forth in Section 3.3.

         "Elective Date" means the date of this Agreement set forth above.

         "Initial License Fee" has the meaning set forth in Section 3.2.

         "License Fee" means the Initial License Fee and the Earned License Fee.

         "Licensee" has the meaning set forth in the preamble.

         "License has the meaning set forth in the preamble.

         "Net Cash Flow" means, with respect to any calendar quarter, all cash receipts of Licensee (excluding any capital contributions made by the equity owners of Licensee and any loan proceeds from any source) less (a) all cash disbursements of Licensee during such quarter and all such cash disbursements during any prior quarter which have not previously been offset by cash receipts, and (b) such amounts as are set aside to maintain reasonable working capital and contingency reserves, from time to time, in an amount to be mutually agreed upon but in no event less than the projected reasonable operating costs and expenses for the immediately succeeding calendar quarter for all Projects developed. Cash disbursements may include payments at market rates to Licensor or affiliates of Licensee or Licensor for the furnishing of goods and services or the lending of funds to Licensee, including without limitation, the Proprietary Binder Material at the price agreed upon pursuant to Section 4.2 below, the operation and maintenance of each Project, and the management and administration of Licensee with respect to each Project. The calculation and distribution of "Net Cash Flow" shall not take into account and shall be made after the payment of the Initial License Fee, and (y) the reimbursement of all capital contributions made, from time to time, by the current four equity owners of Licensee. The calculation of "Net Cash Flow" shall include as a "cash receipt of Licensee" the pre-tax equivalent of any credits under Section 29 of the Code which the four current equity owners of Licensee shall claim directly and currently for Federal income tax purposes as a result of the production from the Projects, provided, however, that such credits shall not be included for the purpose of such calculation to the extent they arise from an equity ownership which, in the aggregate, is not in excess of five percent (5%) of the total equity ownership of Licensee or its assignee(s), as the case may be. However, if Licensee is not taxed as a partnership for Federal income tax purposes, any credits under Section 29 of the Code which Licensee shall claim directly and currently for Federal income tax purposes shall be included in "cash receipts of Licensee" but only on a basis to be mutually agreed upon as reflecting in a fair and reasonable manner the purposes of this Agreement.

         "Project' has the meaning set forth in the preamble, provided however, a facility located at one of the sites listed on Exhibit A hereto shall be included within the definition of ~Projects" for the purposes of this Agreement and this Agreement shall apply to such Project, in each case only when (i) Licensee has given Licensor written notice of its intention to have this Agreement apply to such facility, and (ii) in the case of the first five (5) sites listed on Exhibit A hereto, such notice, if given, is given within 120 days of the execution and delivery of this Agreement.

         "Proprietary Binder Materials means and refers to the binder compound developed by Licensor and necessary for the production, by Licensee, of synthetic coal extrusions, pellets and briquettes and which extrusions, pellets and briquettes satisfy the chemical change and other conditions of IRS Private Letter Rulings No. 9701041 and No. 9549025 in order to constitute requalified feels" pursuant to the terms of Section 29(c)(1)(C) of the 1986 Internal Revenue Code and with respect to which Section 29 is applicable pursuant to Section 29(f) and 29(g) of the 1986 Code. The parties acknowledge that the Proprietary Binder Material is not a staple article of commerce suitable for substantial non-infringing uses, but rather is an integral and inseparable part of the Coal Briquetting Technology.

         Section 2. License Grant.

         2.1 General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the full and entire term hereof, a non-exclusive  license to use the Coal  Briquetting  Technology  for  commercial exploitation (and not for research development purposes), including the non-exclusive right to make, have made or use at each Project and to sell or otherwise transfer products which have been manufactured with the Coal Briquetting Technology. Licensee hereby accepts the license on the terms hereof and agrees to make and have made products using the Coal Briquetting Technology only at each Project under this License Agreement. Licensee shall not make or have made products using the Coal Briquetting Technology or similar technology except at each Project, but Licensee may use, sell and otherwise transfer products, which have been manufactured at each Project with the Coal Briquetting Technology, at or to any location. Licensee shall not have the right to sublicense the Coal Briquetting Technology, except as provided in
Section 17 hereof.

         2.2 Developed Technology. Licensee shall have the right and is hereby granted a non-exclusive license to use all Developed Technology relating to the Coal Briquetting Technology without payment of any additional compensation to Licensor, throughout the Term of this Agreement, subject to the restrictions and limitations in this Section 2. All Developed Technology shall become Licensor's absolute property. Licensee shall at any time during the Term of this Agreement, at Licensor's reasonable request, execute any patent papers covering such Developed Technology as well as any other documents that Licensor may consider necessary or helpful in the prosecution of applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the production thereof and the conduct of such litigation shall be borne by Licensor.

         2.3 Exclusive Technology. As long as the Coal Briquetting Technology, the equipment necessary for its implementation and continued use at each Project, and the Proprietary Binder Material are readily available to Licensee, Licensee agrees to use the Coal Briquetting Technology for the production at each Project of solid synthetic fuel intended to qualify for tax credits under
Section 29(c)(1)(C) of the Code. However, subject always to the foregoing sentence, Licensee shall be permitted at any Project to use any other technology or equipment for such production in addition to (or as a substitute for a portion of) the Coal Briquetting Technology, and in the case of such additional or partial substitute use at a Project where Licensee continues to use the Coal Briquetting Technology and the Proprietary Binder Material, Licensee shall continue to pay to Licensor the License Fee set forth in Section 3 below in respect of such Project. Licensee agrees to use the Coal Briquetting Technology only under authority of this License Agreement with Licensor. Licensee will not engage in any action which could reasonably be construed as competitive to Licensor's interest in this Agreement. Licensor agrees that neither it nor any of its affiliates shall (i) use for development purposes independent of Licensee, or disclose to any third party, including any existing or future licensee, developer, or joint venturer, the name or location of any of the Projects identified on Exhibit A hereto or any other information concerning the Projects learned by Licensor from Licensee without the written consent of Licensee, or (ii) subsequent to the date hereof, knowingly license lo any party the Coal Briquetting Technology or the Proprietary Binder Material with respect to any of the Projects listed, from time to time, on Exhibit A hereto.

2.4 Non-licensed Technology. Licensor retains the absolute right to fully exploit its proprietary technology and processes, including but not limited to the application of such technology embodied in the Coal Briquetting Technology together with any Improvements thereto, to produce, market and use synthetic coke extrusions and briquettes from coke breeze, iron revert materials, and any other materials to which Licensor's technology can be applied.

2.5 Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose the Coal Briquetting Technology, or any aspect thereof, or the Improvements, or any aspect thereof (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, or (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), shall not be subject to the terms of this Section 2.5. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to others as may be reasonably necessary for Licensee to exploit Licensee's rights under this Agreement; provided that the recipient of any such Confidential Information executes a Confidentiality Agreement restricting further disclosure of the Confidential Information.

         2.6 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor shall provide (i) reasonable access to technical information, relevant documentation, drawings, engineering specifications and other know-how in Licensor's possession relating to the Coal Briquetting Technology and the Proprietary Binder Material, ~'ii) reasonable access to Licensor's employees or agents who are familiar with the Coal Briquetting Technology or the Proprietary Binder Material, and (iii) technical advice necessary to exploit the Coal Briquetting Technology or the Proprietary Binder Material, in each case, as is reasonably requested by Licensee and relevant to the purposes of this Agreement, including without limitation, advice and assistance in connection with any applications for a Private Letter Ruling with respect to Section 29 of the Code. No such access shall be required to be provided by Licensor to Licensee if such access would be harmful to Licensor's business, except as may be otherwise required for Licensor to meet its other obligations under this Agreement.

         Section 3. License Fee.

         3.1 License Fee. Licensee shall pay the Initial License Fee and Earned License Fee as a license fee to Licensor in consideration of Licensor granting a license of the Coal Briquetting Technology hereunder.

         3.2 Initial License Fee. Licensee shall pay * to Licensor in immediately available funds (the "Initial License Fee") within twenty (20) business days after the later of (a) the commencement of construction of a Project, and (b) the obtaining of third-party construction financing in respect of such Project. An Initial License Fee is payable in respect of each Project.

* Confidential  material omitted and filed separately with the Commission.

         3.3 Earned License Fee. Licensee shall pay to Licensor quarterly earned license fee payments ("Earned License Fee") in an amount equal to * of Licensee's "Net Cash Flow" for the immediately preceding quarter. No License Fee shall be payable in respect of a calendar quarter during which Licensor was unwilling to supply Licensee with Proprietary Binder Material in accordance with this Agreement or was otherwise in breach of this Agreement.

         3.4 Payment Terms. Earned License Fee payments shall be due within twenty (20) business days after the end of each calendar quarter. Payments shall be made by Licensee to Licensor and shall be deemed to be: paid upon receipt by Licensor. Payments after the due dates above shall accrue interest at the rate of one percent per month.

Section 4. Sales of Binder.

         4.1 Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, Licensee's requirements of Proprietary Binder Material required to operate each Project developed by Licensee. Licensor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Payments for Proprietary Binder Material delivered by Licensor during any calendar month shall be due and payable to Licensor on the tenth business day of the immediately succeeding month. Payments after the applicable due dates shall accrue interest at the rate of one percent per month.

         4.2 Price. The price which Licensee shall pay for the Proprietary Binder Material delivered by Licensor during any calendar year shall be an amount equal to (i) Covol's reasonable direct and actual costs (direct material, labor, and transportation costs) and a percentage of the total overhead costs of Covol reasonably reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the Proprietary Binder Material to Licensee to Covol's aggregate administrative costs, plus (ii) * of the amount determined pursuant to clause (i). For the purposes of this Section 4.2, if Covol incurs any capital expenditures to construct a facility at or near any Project for the purpose of producing and storing its Proprietary Binder Material to be used specifically at such Project, then such capital expenditures shall be included in the term "Covol's reasonable direct and actual costs" in the amount of 2.5% of such expenditures for each of the first 40 months of the Project's operations.

         4.3 Representations and Warranties. Licensor represents, warrants, covenants and agrees as follows:

              (a) Licensor shall convey to Licensee good title to all Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

              (b) No Proprietary Binder Material shall contain any hazardous material to an extent or in a manner which would cause its production,

* Confidential material omitted and filed separately with the Commission.

         delivery or storage by Licensor or its intended use by Licensee for the purposes of this Agreement to be in violation of applicable laws and governmental regulations.

              (c) At Licensee's option, Licensor shall replace, or refund the purchase of, all non-conforming Proprietary Binder Material.

              (d) All Proprietary Binder Material delivered to Licensee hereunder shall satisfy the binder requirements and effects set forth in the various IRS Private Letter Rulings and Revenue Procedures issued, from time to time, with respect to Licensor's Proprietary Binder Material in respect of Section 29 of the Code.

         4.4 Order Procedure. Licensee shad deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order, and all such purchase orders received by Licensor during the term of this Agreement shad be deemed to have been accepted by Licensor. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shad be delivered either (i) in writing, or (ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shad be sent to Licensor at such address as Licensor shall direct.

         4.5 Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Project. Licensor shad arrange for transportation of the Proprietary Binder Material to the designated Project. Licensee shall bear the expense of unloading the trucks. The weight of Proprietary Binder Material in each delivery shall be determined by a comparison of the weight, on Licensee's scales, of the delivery truck immediately prior to unloading and its weight, on Licensee's scales, immediately following unloading, as reflected in customary weighing certificates. At Licensor's request and expense from: time to time, Licensor shall have the right to inspect Licensee's scales for accuracy. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the teems and requirements hereof, and Licensee shall not be deemed or required to accept any such Proprietary Binder Material prior to the completion of such sampling.

         4.6 Binder Technology License. If Licensor's ability to deliver the Proprietary Binder Material to Licensee (in the amounts required by Licensee or otherwise in accordance with the terms of this Agreement), will be interrupted or terminated for any reason, Licensor shall give not less than ninety (90) days prior notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least twenty days after Licensee gives written notice of non-delivery to Licensor), Licensor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the

Proprietary Binder Material to manufacture the Proprietary Binder Material in sufficient quantities to operate each Project up to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to Licensee under this Section 4.6 shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Licensor gives notice to Licensee, together with evidence reasonably satisfactory to Licensee that Licensor is able to deliver the Proprietary Binder Material in accordance with this Agreement. No additional fee or royalty shall be payable to Licensor in connection with the license granted pursuant to this Section 4.6 and Licensee shall be responsible for its own direct out-of-pocket operating costs incurred in connection with the production of Proprietary Binder Material pursuant to this Section. Licensor represents and warrants that, simultaneously with the execution and delivery of this Agreement, Licensor has delivered to a safety deposit box designated and owned by Licensee a written copy of the formula used by Licensor to manufacture the Proprietary Binder Material in sufficient quantities to operate each Project to full capacity, and an officer of Licensor shall deliver to Licensee a sworn affidavit stating that such delivery by Licensor has been made. Licensor covenants to notify Licensee of any improvements, variations or modifications made on or to the formula used by Licensor to manufacture the Proprietary Binder Material promptly after such improvements, variations or modifications are made by Licensor and to provide a copy of any such improved, varied or modified formula for placement in the safety deposit box. Licensee covenants to hold the formula delivered to it by Licensor pursuant to the immediately preceding sentence as confidential and not to utilize the formula except in accordance with the license granted to Licensee pursuant to this Section 4.6. In addition, in the event Licensee uses the license granted pursuant to this Section 4.6, Licensor hereby covenants to lease to Licensee for no additional fee or royalty any binder manufacturing facility of Licensor adjacent to such Project.

         4.7 Certification. At Licensee's request and at Licensee's reasonable expense, Licensor shall conduct periodic field audits of each Project and its operations, and (a) shall certify in writing, from time to time, that the Proprietary Binder Material delivered to Licensee hereunder satisfies the binder requirements and effects set forth in the various IRS Private Letter Rulings and Revenue Procedures issued, from time to time, with respect to Licensor's Proprietary Binder Material in respect of Section 29 of the Code, and (b) shall cause periodic testing of the production from each Project by a reputable independent third party to determine the occurrence of a chemical change satisfying the chemical change and other conditions of IRS Private Letter Rulings No. 9549025 and No. 9701041 dated September 8, 1995 and October 4, 1996, respectively, in order to constitute "qualified fuels" pursuant to the terms of
Section 29(c)(1)(C) of the Code. Such binder certification shall be based upon independent, random sample testing conducted at the time of binder production.

         Section 5. Records: Inspection: Confidentiality.. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this Section 5.

         Section 6. Infringement. If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Briquetting Technology or otherwise misappropriated any Coal Briquetting Technology, Licensor may, at Licensor's expense, institute and conduct legal actions against such third party or enter into such agreements or accord in settlement as are deemed appropriate by Licensor, in which case Licensor shall be entitled to any sums recovered from third parties. If Licensor does not take any action, Licensee shall have the right to take action as a plaintiff in the prosecution of any infringement or misappropriation action affecting any Project, and Licensee shall be entitled to any sums recovered from the third party. If Licensee and Licensor have jointly conducted an infringement or misappropriation action, after each party has been reimbursed for costs and expenses incurred by it in prosecuting the action, any sums recovered from the third party shall be distributed to Licensee and Licensor based on the proportionate amount of damages suffered by Licensee and Licensor as a result of the actions by the third party from whom damages were recovered. Licensee shall always have the right to be represented at its expense by counsel of its own selection in any action. In no event shall Licensor enter into any agreement or settlement inconsistent with the terms of this Agreement.

Section 7. Representations and Warranties.

         7.1 Authority. Each of Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreements and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

         7.2 No Consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

         7.3 Intellectual Property Matters. Licensor warrants and covenants that it (i) owns, free and clear of all liens and encumbrances, intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions, pellets and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the right to freely use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel extrusions, pellets and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights. Licensor agrees that it is a "licenser" Section 365(n) of the United States Bankruptcy Code.

         7.4 Indemnification. Licensor shall indemnify, defend and hold harmless Licensee and its partners, directors, officers, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by Licensor of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 8. Term. The Term of this Agreement is (a) for the period commencing on the effective date of this Agreement and ending on 31 December 2015 or (b) for the full life of the last U.S. Patents to expire which disclose and claim Covol's proprietary Coal Briquetting Technology, defined above, whichever date is earlier. Any extension of this Agreement must be in writing, signed by both parties.

         Section 9. Termination. This Agreement shall terminate upon the termination date set forth in Section 8, unless the Agreement is terminated sooner pursuant to this Section 9.

         9.1 Termination for Cause. Either party may terminate this Agreement for cause (i.e., in the event either party commits a material breach of any provision of this Agreement) at any time by giving the other party at least sixty (60) days prior written notice of such termination unless such default or breach is cured within said sixty (60) days. If either party terminates this Agreement pursuant to this Section 9, Licensee shall promptly return and cause all agents of Licensee to promptly return to Licensor all Confidential Information and all Coal Briquetting Technology then in Licensee's possession, and Licensee shall not thereafter use for its own commercial benefit or disclose to any third person any Confidential Information or Coal Briquetting Technology during the period ending three (3) years from the date of such termination.

         9.2 Automatic Termination. This Agreement shall automatically terminate if:

         (a) Licensee becomes insolvent or is unable to pay its debts as they fall due, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law of any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

         (b) Licensee takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the: appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for Licensee and/or the whole or any part of the business, undertaking, property, assets, receiver or uncalled capital of Licensee or any such person is appointed; or

         (c) Licensee ceases to carter on its business relating to the Coal Briquetting Technology.

         9.3 Effect of Termination. Upon termination of this Agreement, all rights granted and obligations to the parties shall immediately cease; however termination shall not relieve either party of its obligations accrued during the Term of this Agreement (including any pre-termination obligation Licensee may have to pay Licensor) which has not been fulfilled, and all representations, warranties, and confidentiality agreements made herein shall survive termination of this Agreement.

         Section 10. Set-Off. If at any time any compensation under Section 5 of Restated Exclusive Financial Advisor Agreement made as of December 13, 1996 between Licensor and Coalco Corporation ("Coalco"), an affiliate of Licensee (the "Restated Agreement") or under any provision of First Amendment to Restated Exclusive Financial Advisor Agreement made as of even date herewith between Licensor and Coalco (the "Amendment") is due and payable by Licensor or any affiliate thereof to Coalco or any affiliate thereof, Licensee shall be entitled, upon giving Licensor seven (7) business days' notice thereof, to set off such amount (the "Set Off Amount") against any and all payments due under this Agreement. If Licensee exercises such right of set off, then the Set Off Amount shall be applied, until exhausted, first against any and all payments due to Licensor by Coalco under the Amendment, and then once no such payments are then due, against any and all payments due to Licensor under this Agreement. If at any time any amounts under the Amendment or any provision of this Agreement are due and payable by Coalco or Licensee to Licensor, Licensor shall be entitled, upon giving Coalco and Licensee seven (7) business days' notice thereof) to set off such amount against any and all compensation payments due to Coalco under any provision of the Restated Agreement or the Amendment.

         Section 11. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 12. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 13. Notices. All notices required or authorized by this Agreement shall be given to the parties hereto at the addresses, and in accordance with the procedures, set forth in Section 11 of the Restated Financial Advisor Agreement made as of December 13, 1996 between Licensor and Coalco Corporation an affiliate of Licensee as if Licensee, instead of Coalco Corporation was referenced in such provision.

         Section 14. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 15. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written among the parties relating to the subject matter hereof This Agreement may not be amended except in writing signed by the parties hereto.

         Section 16. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Utah, exclusive of its conflict of laws rules.

         Section 17. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other party, which consent may be withheld by any party for any reason or for no reason in its sole discretion except that (i) each party shall have the right to assign its rights and obligations under this Agreement to any entity which is controlled by, or is in common control with, such party or in which such party owns, directly or indirectly, at least fifty percent (50%) of each class of its outstanding securities, provided that no such assignment shall release the assigning party from its obligations hereunder, and (ii) Licensee shall have the right to assign its rights and obligations to Licensor in connection with any sale by Licensee to Licensor of substantially all of the assets of any Project. Notwithstanding the foregoing exceptions set forth in clause (i) and (ii) above, Licensee shall not be entitled to assign any of its rights or obligations hereunder to any entity in which Cotton Energy, L.L.C. or an affiliate thereof has any ownership interest.

         Executed by the duly authorized representative of the parties on the date and year firs above written.

         COVOL TECHNOLOGIES, INC.                   PELLETCO CORPORATION

         By: /s/ Brent M. Cook                      By: /s/ Gordon L. Deane
            -------------------                        ---------------------
         Name: Brent M. Cook                        Name: Gordon L. Deane
         Title: President                           Title: President

                                      EXHIBIT A

         PROJECTS                                     PROJECTED CAPACITY

1.       Homer City (OPT Energy),                     360,000 tons per year
         Line 1 - Homer City, PA

2.       Homer City (GPU Energy),                     360,000 tons per year
         Line 2 - Homer City, PA

3.       Keystone Coal Mining                         360,000 tons per year
         (Rochester & Pittsburgh Coal Company)
         - Elderton, PA

4.       Eighty-Four Mining (Rochester &              360,000 tons per year
         Pittsburgh Coal Company)
         - Eighty-Four, PA

5.       Buckeye Industrial Mining -                  360,000 tons per year
         Kensington Prep Plant -
         Columbia County, Lisbon, OH

6.       Site Location to be designated               360,000 tons per year
         by Licensee at a later date